AGREEMENT



     IT IS AGREED that effective March 31, 1993 between Delta Petroleum Corporation ("Delta") and Amber Resources Company ("Amber") that, subsequent to March 31, 1993, all management-related and general and administrative costs of Amber and Delta, except direct costs for a) LOE's; b) royalties; and c) similar company specific items shall be borne by Delta and Amber in proportion to their respective net oil and gas production revenues received and Amber shall reimburse Delta for its portions of such costs (as accrued) on a monthly basis.


                                   AMBER RESOURCES COMPANY


                              BY:  /s/Aleron H. Larson, Jr., CEO
                                   Authorization Officer


                                   DELTA PETROLEUM CORPORATION

                              BY:  /s/Roger A. Parker
                                   Authorization Officer